Exhibit 99.1

LETTER FROM NYMEX CHAIRMAN MITCHELL STEINHAUSE

New York, N.Y., September 25, 2005 -- Mitchell Steinhause, chairman of the NYMEX Holdings, Inc., released a letter today to NYMEX equity owner Michel Marks.  The content of the letter, in its entirety, is below:

Dear Michel,

In response to your recent letters and statements to the press, I would like to clarify the following points:

Notwithstanding your last-minute expression of interest, the Board of Directors overwhelmingly determined on September 20, 2005 to conclude our process as planned and selected General Atlantic as the best partner for NYMEX.

  Neither you nor your investment group has ever made a formal bid or firm offer for an equity position in NYMEX.
  The decision by NYMEX's Board of Directors to agree to a transaction with General Atlantic followed a thorough, orderly and well-publicized review of how best to position NYMEX for continued success.
  While you were on the Board, your participation and involvement was always encouraged. Immediately prior to resigning from the Board, you declined my invitation to join the Special Committee of the Board of Directors that led this review.  Subsequent to your resignation, you have not approached me with any ideas on any of the areas that you claim you have been studying for the last four months.
  As part of the strategic review, the Special Committee met with several top-tier private equity firms, including your potential financial partners Hellman & Friedman.  Ultimately, the Special Committee decided not to move ahead with Hellman and Friedman and to continue discussions with General Atlantic.
  The material terms of the proposed transaction with General Atlantic were disclosed in our press release and letter to shareholders last week.  NYMEX will file definitive agreements with the SEC once they have been completed.

We have a critical window of opportunity for NYMEX to move forward with an experienced partner to ensure that the Exchange and all of its constituencies can continue to prosper well into the future. But this window will not stay open forever. We know, and our advisors have confirmed, that timing is a key factor and that we must move expeditiously to capitalize on our opportunities.  I am sure you will agree that delaying or re-opening this process can only serve as a potentially detrimental distraction that could jeopardize the interests of NYMEX and all of its constituencies.

While we have already selected a partner, I continue to welcome your feedback and would be happy to sit down with you and discuss the range of your ideas and how they can help NYMEX.

Sincerely,

Mitchell Steinhause

Forward Looking and Cautionary Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to our future performance, operating results, strategy, and other future events.  Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms, in connection with any discussion of future results, including our plans to enter into definitive documents, to conduct the proposed private placement and to use the proceeds therefrom to make the extraordinary cash distribution and/or to pay fees and expenses incurred in connection with the private placement, and our exploration of and ability to consummate, including as a result of market conditions, a potential initial public offering or other strategic alternative.  Forward-looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in the forward-looking statements.  In particular, the forward-looking statements of NYMEX Holdings, Inc. and its subsidiaries are subject to the following risks and uncertainties: difficulties, delays, unexpected costs or the inability to reach definitive documents with respect to the proposed private placement or to consummate, in whole or in part, the proposed private placement and to use the proceeds therefrom to make the extraordinary cash distribution and/or to pay fees and expenses incurred in connection with the private placement, and our determination not, or difficulties, delays or unanticipated costs in or our inability, including as a result of market conditions, to consummate a potential initial public offering or other strategic alternative; the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities, international hostilities or natural disasters, which may affect the general economy as well as oil and other commodity markets.  We assume no obligation to update or supplement our forward--looking statements.

Statement Regarding Information That May Become Available

Please note this is not intended to be a solicitation for proxy.  If a transaction is to be proposed to NYMEX's shareholders, NYMEX would file with the Securities and Exchange Commission and distribute to its shareholders a proxy statement in connection with any transaction that may result from the non-binding letter of intent.  NYMEX's shareholders would be urged to read the proxy statement in its entirety when it becomes available, and any other related documents NYMEX may issue, because they will contain important information about NYMEX, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters.  If and when these documents are filed, they can be obtained for free at the SEC's website (www.sec.gov). Additional information on how to obtain these documents from NYMEX would be made available to shareholders if and when a transaction is to occur.

NYMEX, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from NYMEX's shareholders in connection with any transaction that might be proposed to such shareholders. Information about the directors and executive officers of NYMEX and their ownership of NYMEX stock is set forth in the proxy statement for NYMEX's 2005 annual meeting. Information regarding the interests of NYMEX's directors and executive officers in any transaction proposed to NYMEX's shareholders will be included in the proxy statement if and when it becomes available.